EXHIBIT 99.1

May 29, 2018
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET SALES AND OPERATING INCOME FOR THE SECOND QUARTER OF FISCAL 2018; FULL FISCAL YEAR 2018 NET INCOME GROWTH ESTIMATES RAISED

2nd Quarter of Fiscal 2018 Net Income up 30% on
Operating Income Increase of 20% and Net Sales Increase of 17%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 30% to $59.6 million, or 55 cents per diluted share, in the second quarter of fiscal 2018, up from $45.7 million, or 42 cents per diluted share, in the second quarter of fiscal 2017. In the first six months of fiscal 2018, net income increased 44% to a record $124.8 million, or $1.14 per diluted share, up from $86.6 million, or 80 cents per diluted share, in the first six months of fiscal 2017.

All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in January 2018.

Operating income increased 20% to a record $91.6 million in the second quarter of fiscal 2018, up from $76.5 million in the second quarter of fiscal 2017. In the first six months of fiscal 2018, operating income increased 21% to a record $171.1 million, up from $141.1 million in the first six months of fiscal 2017.

The Company's consolidated operating margin improved to 21.3% in the second quarter of fiscal 2018, up from 20.8% in the second quarter of fiscal 2017. The Company's consolidated operating margin improved to 20.5% in the first six months of fiscal 2018, up from 19.8% in the first six months of fiscal 2017.

Net sales increased 17% to a record $430.6 million in the second quarter of fiscal 2018, up from $368.7 million in the second quarter of fiscal 2017. Net sales increased 17% to a record $835.0 million in the first six months of fiscal 2018, up from $712.1 million in the first six months of fiscal 2017.

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In the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law, including a reduction in the U.S. corporate tax rate.  The Company’s effective tax rate for the first six months of fiscal 2018 was 14.8%, down from 29.5% for the first six months of fiscal 2017.  Net income in the first six months of fiscal 2018 was favorably impacted by approximately $23.7 million, or 22 cents per diluted share, including approximately $11.9 million, or 11 cents per diluted share, which resulted from one-time tax benefits principally due to the remeasurement of the Company’s net deferred tax liabilities in the first quarter of fiscal 2018.
Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's second quarter results stating, "We are very pleased to report record quarterly results in consolidated net sales and operating income driven by record net sales and operating income at the Flight Support Group and continued year-over-year increases in both net sales and operating income at the Electronic Technologies Group. Our performance principally reflects the outstanding profitable contributions to earnings from our well-managed fiscal 2017 and 2018 acquisitions, continued mid- single digit organic growth within our Flight Support Group and strong demand for defense-related products within our Electronic Technologies Group.

Our total debt to shareholders' equity ratio decreased to 49.9% as of April 30, 2018, down from 54.0% as of October 31, 2017.  Our net debt (total debt less cash and cash equivalents) of $635.6 million to shareholders’ equity ratio decreased to 46.4% as of April 30, 2018, down from 49.8% as of October 31, 2017. Our net debt to EBITDA ratio improved to 1.55x as of April 30, 2018 compared to 1.67x as of October 31, 2017. During fiscal 2018, we have successfully completed three acquisitions and have completed five acquisitions over the past year. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities remained strong, totaling $95.0 million in the first six months of fiscal 2018. We continue to forecast record cash flow from operations for fiscal 2018.

As we look ahead to the remainder of fiscal 2018, we anticipate net sales growth within the Flight Support Group and Electronic Technologies Group resulting from increased demand across the majority of our product lines.  Also, we will continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we now estimate our consolidated fiscal 2018 year-over-year growth in net sales to be 13% - 14% and in net income to be 33% - 35%, up from our prior growth estimates in net sales of 12% - 14% and net income of 30% - 32%. Additionally, we now anticipate our consolidated operating margin to approximate

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21%, up from our prior estimate of 20% - 21%. Further, we continue to anticipate cash flow from operations to approximate $310 million and capital expenditures to approximate $50 million, and we now estimate depreciation and amortization expense to approximate $77 million. These estimates exclude additional acquired businesses, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "Our record quarterly results in net sales and operating income principally reflects continued strong contributions from our fiscal 2017 acquisitions and organic growth within our aftermarket replacement parts and repair and overhaul parts and services product lines.

The Flight Support Group's net sales increased 16% to a record $267.8 million in the second quarter of fiscal 2018, up from $231.8 million in the second quarter of fiscal 2017. The Flight Support Group's net sales increased 15% to a record $522.6 million in the first six months of fiscal 2018, up from $452.7 million in the first six months of fiscal 2017. The increase in the second quarter and first six months of fiscal 2018 is attributable to the impact from our fiscal 2017 profitable acquisitions as well as organic growth of 5% and 4%, respectively. The organic growth in the second quarter and first six months of fiscal 2018 is principally from increased demand and new product offerings within our aftermarket replacement parts and repair and overhaul parts and services product lines. Additionally, the increase in the first six months of fiscal 2018 was partially offset by lower net sales within our specialty products product line. Excluding the net sales decrease in our specialty products product line, the Flight Support Group experienced organic growth of 6% in the first six months of fiscal 2018.

The Flight Support Group's operating income increased 15% to a record $51.5 million in the second quarter of fiscal 2018, up from $44.7 million in the second quarter of fiscal 2017. The Flight Support Group's operating income increased 13% to a record $97.4 million in the first six months of fiscal 2018, up from $86.1 million in the first six months of fiscal 2017. The increase in the second quarter and first six months of fiscal 2018 is mainly attributable to the previously mentioned net sales growth and the impact from an improved gross profit margin, partially offset by an increase in performance-based compensation expense. Additionally, the first six months of fiscal 2018 reflects an increase in intangible asset amortization expense mainly resulting from the fiscal 2017 acquisitions.

The Flight Support Group's operating margin was a strong 19.2% in the second quarter of fiscal 2018, compared to 19.3% in the second quarter of fiscal 2017. The Flight Support Group's operating margin decreased slightly to 18.6% in the first six months of fiscal 2018 from 19.0% in the first six months of fiscal 2017. The decrease in the first six months of fiscal 2018 principally reflects the previously mentioned increases in

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performance-based compensation expense and intangible asset amortization expense, partially offset by the previously mentioned improved gross profit margin.

With respect to the remainder of fiscal 2018, we continue to estimate full year net sales growth of approximately 10% over the prior year and we now estimate the full year Flight Support Group operating margin to approximate 18.5% - 19.0%, up from the prior estimate of 18.0% - 18.5%. Further, we estimate the Flight Support Group's full year organic net sales growth rate to be in the mid-single digits. These estimates exclude additional acquired businesses, if any.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Our quarterly results mainly reflect strong contributions from our fiscal 2017 and 2018 acquisitions as well as continued increased demand for our defense products.

The Electronic Technologies Group's net sales increased 20% to $168.7 million in the second quarter of fiscal 2018, up from $141.2 million in the second quarter of fiscal 2017. The Electronic Technologies Group's net sales increased 21% to a record $324.4 million in the first six months of fiscal 2018, up from $267.3 million in the first six months of fiscal 2017. The increase in the second quarter and first six months of fiscal 2018 was favorably impacted by our fiscal 2017 and 2018 acquisitions. Additionally, the increase in the first six months of fiscal 2018 reflects organic growth of 3% principally from increased demand for our defense and space products.

The Electronic Technologies Group's operating income increased 24% to $48.1 million in the second quarter of fiscal 2018, up from $38.8 million in the second quarter of fiscal 2017. The Electronic Technologies Group's operating income increased 35% to a record $91.4 million in the first six months of fiscal 2018, up from $67.9 million in the first six months of fiscal 2017. The increase in the second quarter and first six months of fiscal 2018 came primarily from the previously mentioned net sales growth and an improved gross profit margin impact mainly reflecting increased net sales and a more favorable product mix for certain defense products, partially offset by a less favorable product mix for certain space and other electronics products. Further, the increase in the second quarter and first six months of fiscal 2018 reflects an increase in intangible asset amortization expense mainly from the fiscal 2017 and 2018 acquisitions.

The Electronic Technologies Group's operating margin improved to 28.5% in the second quarter of fiscal 2018, up from 27.5% in the second quarter of fiscal 2017. The Electronic Technologies Group's operating margin improved to 28.2% in the first six months of fiscal 2018, up from 25.4% in the first six months of fiscal 2017. The increase in the second quarter and first six months of fiscal 2018 principally reflects the

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previously mentioned net sales growth and improved gross profit margin, partially offset by the previously mentioned increase in intangible asset amortization expense.

With respect to the remainder of fiscal 2018, we now estimate full year net sales growth of approximately 18% - 20% over the prior year, up from the prior estimate of 15% - 17%, and anticipate the full year Electronic Technologies Group's operating margin to approximate 28.0% - 29.0%, up from the prior estimate of 27.0% - 28.0%.  Further, we now estimate the Electronic Technologies Group’s organic net sales growth rate to be in the mid-single digits. These estimates exclude additional acquired businesses, if any.”

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 63.5 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 42.7 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, May 30, 2018 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 2364879. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 2364879.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods

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and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2018	2017
Net sales	$430,602	$368,657
Cost of sales	262,745	228,275
Selling, general and administrative expenses	76,292	63,840
Operating income	91,565	76,542
Interest expense	(4,904)	(1,960)
Other (expense) income	(250)	151
Income before income taxes and noncontrolling interests	86,411	74,733
Income tax expense	20,400	23,900
Net income from consolidated operations	66,011	50,833
Less: Net income attributable to noncontrolling interests	6,393	5,147
Net income attributable to HEICO	$59,618	$45,686

Net income per share attributable to HEICO shareholders: (a)
Basic	$.56	$.43
Diluted	$.55	$.42

Weighted average number of common shares outstanding: (a)
Basic	105,940	105,276
Diluted	109,271	108,296

	Three Months Ended April 30,
	2018	2017
Operating segment information:
Net sales:
Flight Support Group	$267,836	$231,809
Electronic Technologies Group	168,722	141,169
Intersegment sales	(5,956)	(4,321)
	$430,602	$368,657

Operating income:
Flight Support Group	$51,488	$44,744
Electronic Technologies Group	48,130	38,826
Other, primarily corporate	(8,053)	(7,028)
	$91,565	$76,542

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2018		2017
Net sales	$835,012		$712,089
Cost of sales	512,364		446,290
Selling, general and administrative expenses	151,523		124,707
Operating income	171,125		141,092
Interest expense	(9,629)		(3,929)
Other income	110		635
Income before income taxes and noncontrolling interests	161,606		137,798
Income tax expense	23,900	(b)	40,700
Net income from consolidated operations	137,706		97,098
Less: Net income attributable to noncontrolling interests	12,936		10,485
Net income attributable to HEICO	$124,770	(b)	$86,613

Net income per share attributable to HEICO shareholders: (a)
Basic	$1.18	(b)	$.82
Diluted	$1.14	(b)	$.80

Weighted average number of common shares outstanding: (a)
Basic	105,789		105,227
Diluted	109,191		108,150

	Six Months Ended April 30,
	2018		2017
Operating segment information:
Net sales:
Flight Support Group	$522,557		$452,710
Electronic Technologies Group	324,380		267,334
Intersegment sales	(11,925)		(7,955)
	$835,012		$712,089

Operating income:
Flight Support Group	$97,357		$86,107
Electronic Technologies Group	91,350		67,910
Other, primarily corporate	(17,582)		(12,925)
	$171,125		$141,092

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)	All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in January 2018.

(b)
In the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law resulting in the Company recording a provisional discrete tax benefit from remeasuring its U.S. federal net deferred tax liabilities partially offset by a provisional discrete tax expense related to a one-time transition tax on the unremitted earnings of the Company's foreign subsidiaries. The net impact of these provisional amounts increased net income attributable to HEICO by $11.9 million, or $.11 per basic and diluted share in the first six months of fiscal 2018.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2018	October 31, 2017
Cash and cash equivalents	$48,227	$52,066
Accounts receivable, net	238,233	222,456
Inventories, net	382,669	343,628
Prepaid expenses and other current assets	25,597	13,742
Total current assets	694,726	631,892
Property, plant and equipment, net	148,114	129,883
Goodwill	1,104,555	1,081,306
Intangible assets, net	532,263	538,081
Other assets	148,223	131,269
Total assets	$2,627,881	$2,512,431

Current maturities of long-term debt	$480	$451
Other current liabilities	229,573	248,986
Total current liabilities	230,053	249,437
Long-term debt, net of current maturities	683,362	673,528
Deferred income taxes	46,875	59,026
Other long-term liabilities	164,050	151,025
Total liabilities	1,124,340	1,133,016
Redeemable noncontrolling interests	134,034	131,123
Shareholders’ equity	1,369,507	1,248,292
Total liabilities and equity	$2,627,881	$2,512,431

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2018	2017
Operating Activities:
Net income from consolidated operations	$137,706	$97,098
Depreciation and amortization	38,089	30,501
Employer contributions to HEICO Savings and Investment Plan	4,083	3,679
Share-based compensation expense	4,459	3,110
(Decrease) increase in accrued contingent consideration, net	(3,412)	1,148
Foreign currency transaction adjustments, net	117	(280)
Deferred income tax benefit	(13,157)	(2,909)
(Increase) decrease in accounts receivable	(14,337)	1,358
Increase in inventories	(29,814)	(14,251)
Decrease in current liabilities, net	(25,336)	(20,766)
Other	(3,398)	(975)
Net cash provided by operating activities	95,000	97,713

Investing Activities:
Acquisitions, net of cash acquired	(39,364)	(80,838)
Capital expenditures	(29,457)	(13,538)
Other	(2,744)	(944)
Net cash used in investing activities	(71,565)	(95,320)

Financing Activities:
Borrowings on revolving credit facility, net	10,000	3,000
Redemptions on common stock related to stock option exercises	(24,623)	—
Cash dividends paid	(7,395)	(6,059)
Distributions to noncontrolling interests	(4,449)	(3,897)
Revolving credit facility issuance costs	(4,067)	(270)
Acquisitions of noncontrolling interests	—	(3,848)
Payment of contingent consideration	(300)	—
Proceeds from stock option exercises	1,993	2,297
Other	(232)	(371)
Net cash used in financing activities	(29,073)	(9,148)

Effect of exchange rate changes on cash	1,799	532

Net decrease in cash and cash equivalents	(3,839)	(6,223)
Cash and cash equivalents at beginning of year	52,066	42,955
Cash and cash equivalents at end of period	$48,227	$36,732